UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 9, 2012

Applied Materials, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-06920	94-1655526
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3050 Bowers Avenue P.O. Box 58039 Santa Clara, CA	95052-8039
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 727-5555

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.

On May 9, 2012, a committee of the Board of Directors of Applied Materials, Inc. (Applied or the Company) approved a plan (the Plan) to restructure the Company’s Energy and Environmental Solutions (EES) segment in light of challenging industry conditions affecting the solar photovoltaic (PV) and light-emitting diode (LED) equipment markets. These actions are consistent with the Company’s previously-stated goal to reduce the EES segment’s annual revenue breakeven level to $500 million in fiscal 2013.

As part of the Plan, Applied expects to relocate manufacturing for its Precision Wafering System (PWS) solar business based in Cheseaux, Switzerland to Asia. PWS business operations and customer support functions will be relocated primarily to Treviso, Italy, the headquarters for Applied’s Baccini Cell Systems, and Xi’an, China, the site of Applied’s Solar Technology Center. PWS’s headquarters and new product development will remain in Switzerland. The Plan also includes significant reductions in development activities for LED. Workforce-related actions will be finalized and implemented in accordance with local legal requirements and in consultation with employees and employee representative bodies, as required.

The total estimated pre-tax cost of implementing the Plan is expected to be in the range of approximately $70 million to $100 million, or $0.04 to $0.06 per share, which will be incurred over the next 12 to 18 months beginning in the third quarter of fiscal 2012. This estimate consists of: (i) up to $30 million in fixed asset impairment charges; (ii) up to $15 million of inventory-related charges; (iii) up to $15 million in charges arising from lease terminations and other obligations, and (iv) up to $40 million in severance and other employee-related costs. The Plan will impact up to approximately 250 positions globally. The Company expects up to $55 million in cash expenditures under the Plan. Applied does not anticipate any significant cash outlays related to the disposition of assets impaired under the Plan. The estimated inventory charges of up to $15 million, or $0.01 per share, will be included in non-GAAP as well as GAAP results.

Item 2.06 Material Impairments.

The information set forth in Item 2.05 is incorporated by reference into this Item 2.06.

Safe Harbor Statement

This report contains forward-looking statements, including those relating to the expected nature, scope, costs, timing and benefits of the Plan. These statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including but not limited to: uncertain global economic and industry conditions; Applied’s ability to implement the restructuring as planned and achieve the anticipated benefits, which may be affected by: customer requirements, changes in business conditions and/or operational needs, retention of key employees, U.S. and international laws, consultations with employees and employee representative bodies, delays and increased costs; the ability to accurately forecast financial results; and other risks described in Applied’s filings with the Securities and Exchange Commission. All forward-looking statements are as of May 9, 2012 and Applied undertakes no obligation to revise or update any such statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Applied Materials, Inc.
(Registrant)

Date: May 9, 2012	By:	/S/ JOSEPH J. SWEENEY
Joseph J. Sweeney
Senior Vice President, General Counsel and Corporate Secretary